Exhibit 3.60

Exhibit 3.60

State of Delaware Secretary of State Division of Corporations

Delivered 03:44 PM 07/22/2013

FILED 03:44 PM 07/22/2013

SRV 130905356 - 5371511 FILE CERTIFICATE OF INCORPORATION OF

WESTMORELAND ENERGY SERVICES, INC. (a Delaware Corporation)

First: The name of the corporation is Westmoreland Energy Services, lnc.

Second: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, County of New Castle, city of Wilmington, Delaware 19808. The registered agent in charge thereof is Corporation Service Company.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the total stock this corporation is authorized to issue is 100 shares of common stock with a par value of $.01 per share.

Fifth: The name and mailing address of the incorporator are as follows: Jennifer S. Grafton, Esq.

9540 South Maroon Circe, Suite 200

Englewood, CO 80112

Sixth: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

Seventh: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware. General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this .Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the

Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

I, the undersigned, for the purpose of forming a corporation under the laws of the state of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly set my hand this 22nd day of July 2013.

BY:

NAME: Jennifer S. Grafton